2004 Annual Report Minnesota Municipal Income Portfolio
Shareholder UPDATE (Unaudited)

Annual Meeting Results
An annual meeting of the Funds shareholders was held on September 8, 2003. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The Funds preferred shareholders elected the following directors:

			  Shares    Shares Withholding
 			Voted For   Authority to Vote
Roger A. Gibson ........  1,225 	    2
Leonard W. Kedrowski ...  1,225 	    2

2. The Funds preferred and common shareholders, voting as a single class, elected the following directors:

			  Shares   Shares Withholding
			Voted For  Authority to Vote
Benjamin R. Field III   3,954,335 	54,395
Mickey P. Foret         3,959,004  	49,726
Richard K. Riederer     3,959,004 	49,726
Joseph D. Strauss       3,953,335 	55,395
Virginia L. Stringer    3,954,335 	54,395
James M. Wade           3,959,001 	49,729

3. The Funds preferred and common shareholders, voting as a single class, ratified the selection by the Funds board of directors of Ernst & Young LLP as the independent public accountants for the Fund for the fiscal year ending January 31, 2004. The following votes were cast regarding this matter:

   Shares      Shares                    Broker
 Voted For  Voted Against  Abstentions  Non-Votes
 3,992,912  	4,275 	     11,543 	   -